April 22, 2011

TO:  CLASS 3 AND CLASS 5 CREDITORS

Re:	In re Wolverine Tube, Inc., et al.,
Chapter 11 Case No. 10-13522 (PJW) (Jointly Administered)

Dear Claimholder:

As you are aware, Wolverine Tube, Inc. and certain of its subsidiaries, as debtors and debtors in possession (collectively, the “Debtors”),1 each filed a voluntary petition for relief under Chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on November 1, 2010.

You have received this letter and the enclosed materials because you are entitled to vote on the First Amended Joint Plan of Reorganization of Wolverine Tube, Inc. and its Affiliated Debtors pursuant to Chapter 11 of the Bankruptcy Code, as Modified (as may be amended from time to time, the “Plan”).  On April 15, 2011, the Bankruptcy Court entered an order (the “Disclosure Statement Approval Order”):  (i) authorizing the Debtors to solicit votes to accept or reject the Plan; (ii) approving procedures for soliciting, receiving, and tabulating votes on the Plan and for filing objections to the Plan (the “Solicitation and Voting Procedures”):  and (iii) approving the First Amended Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code for the First Amended Joint Plan of Reorganization of Wolverine Tube, Inc. and its Affiliated Debtors pursuant to Chapter 11 of the Bankruptcy Code, as Modified (the “Amended Disclosure Statement”).2

YOU ARE RECEIVING THIS LETTER BECAUSE YOU ARE ENTITLED
TO VOTE ON THE PLAN.  THEREFORE, YOU SHOULD READ THIS
LETTER CAREFULLY AND DISCUSS IT WITH YOUR ATTORNEY, IF
YOU DO NOT HAVE AN ATTORNEY, YOU MAY WISH TO CONSULT ONE.

1  The Debtors in these Chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Wolverine Tube, Inc. (0812), Tube Forming, L.P. (3323), Wolverine Joining Technologies, LLC (1600), WT Holding Company, Inc. (4984) and TF Investor Inc. (8048). The Debtors’ corporate headquarters and the mailing address for each Debtor is 200 Clinton Avenue West, 10th Floor, Huntsville, Alabama 35801.

2  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Amended Disclosure Statement.

Corporate Headquarters
200 Clinton Avenue, Suite 1000
Huntsville, Alabama 35801
256 890 0460 / fax 256 890 0470

April 22, 2011
Page Two

In addition to this cover letter, you have received the enclosed materials, referred to collectively as the “Solicitation Package,” which the Court approved for distribution to Holders of Claims in connection with the solicitation of votes to accept the Plan, and which consist of the following:

i.	the Amended Disclosure Statement, as approved by the Bankruptcy Court (with all exhibits, including the Plan);

ii.	the Disclosure Statement Approval Order (excluding the exhibits thereto); and

iii.	an appropriate Ballot (together with detailed voting instructions and a postage prepaid return envelope, pre-addressed to the Balloting Agent).

The Board of Directors of Wolverine Tube, Inc. (on behalf of each of the Debtors) has approved the filing of the Plan and the solicitation of votes to accept or reject the Plan.  The Debtors believe that the acceptance of the Plan is in the best interests of the Estates, Holders of Claims that are entitled to vote on the Plan, and all other parties in interest.  Moreover, the Debtors believe that any alternative other than confirmation of the Plan could result in extensive delays and increased administrative expenses, which, in turn, would likely result in smaller distributions (or no distributions) on account of claims asserted in these Chapter 11 cases.

THE DEBTORS STRONGLY URGE YOU TO PROPERLY AND TIMELY CAST YOUR BALLOT TO ACCEPT THE PLAN.

The materials in the Solicitation Package are intended to be self-explanatory.  If you should have any questions, if you received Solicitation Package materials in CD-ROM format and desire paper copies, or if you need to obtain additional Solicitation Packages, you may (a) contact the Balloting Agent by telephone at (212) 771-1128 or by e-mail at Ballothig@DonlinRecano.com; or (b) download such documents (excluding the Ballots) from the Debtors’ restructuring website at http://www.donlinrecano.com/wti or by visiting the Bankruptcy Court’s website at http://www.deb.uscourts.gov.  Please be advised that the Balloting Agent is authorized to answer questions about and provide additional copies of solicitation materials but may not advise you as to whether you should vote to accept or reject the Plan.

Sincerely,

By:	/s/ Harold M. Karp
Harold M. Karp
President & COO
Wolverine Tube, Inc.